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[Letterhead of Paula Financial]

March 12, 1999

Mr. Joel Geddes
Chairman
CAPAX Management and Insurance Services
Modesto, CA
VIA FAX

Re:  Revised Offer to Purchase the Assets of CAPAX' Stockton and Sacramento
     Offices

Dear Joel:

Pan American Underwriters, Inc. ("PAU") is pleased to offer to purchase all of the respective interests of CAPAX Management and Insurance Services and its subsidiaries (collectively, "CAPAX") in the book of business serviced from their Stockton and Sacramento offices, other than those portions of the book identified on Exhibit A hereto (the "Excluded Book") on the following terms:

1. PAU will purchase all interests of CAPAX (as well as the interest of its employees, employed or directly contracted producers, officers, directors and affiliates (collectively, the "Seller")) in the book of insurance business (other than the Excluded Book) being produced and/or serviced by the Seller from or through CAPAX' Stockton and Sacramento California locations (the "Offices") as defined below (the "Book of Business"). The Book of Business will include, without limitation, all policies with respect to which the Seller is named as the broker or agent of record, all such prospective policies which have been submitted to carriers for quotation and all such prospective policies with respect to which the Seller has actively solicited quotations in the past 12 months, other than the Excluded Book.

     The Book of Business will also include, without limitation, all of the Seller's interest in those policies being produced and/or serviced from the Offices actually produced by independent agents (the "Sub-Producers") and brokered through the Seller (the "Sub-Produced Business"), other than the Excluded Book. The following individuals are not considered Sub-Producers and their business is not considered "Sub-Produced Business": Messrs. Seawall, Van Noate and Duckworth and Ms. Michaels.

2. PAU will pay a combination of cash and other consideration for the Book of Business in an amount equal to 1.335x (A) Seller's annual commission revenues, and fee revenue received in lieu of commission, but excluding contingent commissions and interest income, relating to the portion of the Book of Business which is in-force on

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     the closing and renews or is replaced and is in force at the end of the 24 month measurement period, less (B) the portion of that annual commission revenue, and fee revenue received in lieu of commission, relating to the Sub-Produced Business that is passed through to the Sub-Producers, less $80,000.

3. The estimated purchase price will be 1.335x $2,426,240 = $3,239,030 - $80,000 = $3,159,030. This estimate will be adjusted prior to closing if the 1998 commission and fee revenue relating to the Book of Business (other than the Excluded Book) differs from $2,426,240. Such adjustment will be made at the completion of due diligence.

4. At closing, PAU will pay to CAPAX $2,008,141 (less any downward adjustment required by paragraph 3 above and plus any upward adjustment required by paragraph 3 above) in cash.

     At closing, PAULA Financial will tender all of its Series A Preferred Stock in CAPAX, duly endorsed for transfer, and CAPAX will redeem such stock for the sum of $955,624 to be paid as part of the promissory note discussed below from CAPAX to PAULA (the "CAPAX Note"). Incidental thereto, the Series A Preferred Stock Purchase Agreement dated March 11, 1997 along with all exhibits thereto will be canceled and terminated. Notwithstanding the foregoing, CAPAX will remain a PAULA Trading Company founder entitled to all related rights thereto and nothing herein is intended to alter the existing working relationship among Jeff Snider, Jim Parker and Joel Geddes.

     At closing PAULA Financial will exchange the outstanding term loan due from Giddings, Corby, Hynes, Inc. to PAULA in the principal amount of $195,265, plus accrued, but unpaid, interest to date, for a like interest in the CAPAX Note. All existing collateral for the Giddings term loan shall be released upon the execution of the new CAPAX Note.

5. At closing CAPAX will execute the CAPAX Note in favor of PAULA Financial with the following terms:

     A. Principal balance will be the sum of the amounts due above from CAPAX and Giddings to PAULA ($955,624 + $195,265 + accrued but unpaid interest on the old note);

     B. Interest will accrue from the closing to maturity at 7.5% per year payable at maturity; provided however that if maturity is extended as discussed below, the CAPAX Note will continue to bear interest at 7.5% on the unpaid balance;

     C. Maturity will be coincidental with the final payment of the purchase price for the Book of Business by PAU (24 months after closing);

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     D.  Note will be repaid, to the extent possible, by offset against the final payment of the purchase price for the Book of Business by PAU; provided that in the event the final payment by PAU is less than the principal and interest due under the CAPAX Note, such excess shall be payable over the succeeding 36 months in 36 equal monthly payments which will fully amortize the principal and interest remaining due under the CAPAX Note;

     E. In the event that the CAPAX Note becomes payable in 36 equal monthly payments, PAULA Financial will have the option to convert the outstanding balance of the CAPAX Note into CAPAX voting common stock at a price of $20 per share at any time until the CAPAX Note is paid in full. If PAULA converts any portion of the balance into CAPAX stock, such stock will be governed by the applicable provisions of the then existing CAPAX Shareholders' Agreement; and

     F. The CAPAX Note will be secured by a perfected senior security interest in all of the assets of CAPAX and its subsidiaries; provided that PAULA will permit CAPAX and its subsidiaries, in the aggregate, to borrow up to $300,000 in debt which will have a senior call on the following categories of secured assets: accounts receivables and property, plant and equipment; provided further, that CAPAX can incur additional indebtedness on an unsecured or secured but subordinated (to PAULA's interests) basis without restriction.

     G. The CAPAX Note will provide for cross-defaults in the event CAPAX or its subsidiaries has a payment or any other default under any other debt instrument and the other lender begins to foreclose on any CAPAX assets.

6. The total purchase price will be adjusted at the end of 24 months from closing based on the actual amount of commissions invoiced by PAU on the Book of Business (which is still in force) (other than the Excluded Book) during the 12 months beginning with the 10th full month after closing and ending with the 21st full month after closing, plus the actual annual amount of new commissions invoiced by PAU generated from the former CAPAX producers during such 12 month period, less the amount passed through to Sub-Producers during such 12 month period. In the event that payment of any measured commissions is not received by the end of the 24 month period, the commissions not paid will not be considered "invoiced" for this purpose. In no event will new production by CAPAX producers increase the purchase price above the adjusted estimated purchase price defined in Paragraph 3 above.

     PAU will pay the difference between the total adjusted purchase price and the initial cash payment at the end of such 24 month period. PAU will pay interest on the actual amount of the final payment calculated at the rate of 7 1/2% per year from the closing to the payment date. Interest will be payable at the same time that the final payment is paid.

     PAU will grant CAPAX a first priority security interest in the Book of Business and

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     related files as security for its obligation to make the foregoing payment.

7. In the event that PAU sells or otherwise disposes of any portion of the Book of Business prior to the end of the 24 month period, for purposes of calculating the adjusted purchase price, the said portion of the Book of Business will be treated as if it was still in force and held by PAU and that PAU received during the 12 month measurement period an amount of commissions and fees equal to the amount of commissions and fees received by PAU and/or CAPAX for the twelve months immediately prior to the sale of such accounts by PAU.

8. In the event that PAU negligently fails to maintain the Book of Business after the closing due to a change of control of PAU and/or PAULA and CAPAX is damaged by such failure, CAPAX shall be entitled to recover its damages caused by such negligence upon presentation of proof of such negligence and such damages. This right of recovery will not prejudice any other right to recovery that CAPAX may have in law or equity.

9. The parties agree that the Seller will be entitled to retain any and all commissions and fees relating to the Book of Business invoiced prior to the closing of the transaction in the ordinary course for items having an inception date before closing, whether agency bill or direct bill. PAU will be entitled to retain any and all commissions and fees relating to the Book of Business invoiced after the closing of the transaction in the ordinary course for items having an inception date before or after closing, whether agency bill or direct bill. The Seller will pay over to PAU any and all commissions and fees received by the Seller relating to commissions and fees relating to the Book of Business invoiced after the closing of the transaction in the ordinary course for items having an inception date before or after the closing, whether agency bill or direct bill.

     Notwithstanding the foregoing PAU does not agree to the foregoing formulation unless during PAU's due diligence, PAU determines that its estimated 1999 GAAP revenue from the Book of Business will at least equal its estimated 1999 GAAP expenses from the Book of Business. In the event due diligence cannot confirm this, the parties will work in good faith to determine an alternative method of sharing commissions and fees which is acceptable to all parties.

10. The Seller will remain obligated for all liabilities relating to the Book of Business for the period ending on the closing date, including without limitation, carrier payables, client payables, errors and omissions liabilities and obligations to service the policies with respect to those changes, additions and deletions requested/required as of, or prior to the closing date. PAU will assume all such responsibilities on the day after the closing date.

     Each of the parties agrees to purchase E&O cover for its retained liabilities in amounts and with deductibles reasonably acceptable to the other party. Each party agrees to provide evidence of such cover prior to closing and to maintain such cover

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     in PAU's case until PAU's purchase price final payment is made and in
     CAPAX' case until the CAPAX Note is paid in full.

11. The Seller will provide PAU with a blanket broker of record letter addressed to all markets with which the Seller has placed a portion of the Book of Business. Seller does not represent that such markets will accept the Broker of Record letter, but Seller will use its best efforts to accomplish such objective. In the event any such letter is rejected, the Seller will allow PAU to broker the applicable portion of the Book of Business through the Seller to such market without additional compensation, for a period of 24 months.

12. The Seller will transfer to PAU all files and other records of the Seller relating to the Book of Business which are necessary or helpful to PAU's obligation to service the Book of Business going forward. Seller shall have unlimited access to such files for all valid purposes. The Seller can copy any and all of such files prior to closing and the documented out-of-pocket cost of such copying will be shared by PAU and CAPAX equally. PAU will exercise the same degree of care with the transferred files as it uses with respect to its own files.

13. PAU will hire only those producers and staff persons currently operating from the Offices which PAU, in its sole discretion chooses to hire, and agrees to review those existing consulting agreements with Seawell, Van Noate, Duckworth and Michaels with a view to assuming them. PAU will notify CAPAX of its decision in this regard at the completion of its due diligence. CAPAX will retain all obligations to pay Buck and any other person for the purchase of their interests in the Book of Business.

     All retained producers and staff persons will be offered compensation packages either equal to that set forth in Mr. Jaques Presentation Book or the compensation packages they had with CAPAX at December 31, 1998, PAU's choice, which will be made on an individual basis. CAPAX agrees to pay to all former employees of the Offices all ESOP, vacation and other accrued employee benefits due to them under CAPAX policies or applicable law relating to their separation from CAPAX, if any. Such persons will be treated as new hires by PAU for all purposes except that PAU will provide to those persons hired credit for service in the minimum amount necessary to provide such persons with eligibility for PAU's normal medical, dental, life and disability insurance benefits and PAU's 401(k) plan.

     In the event PAU terminates any producer formerly working in the Offices for any reason prior to the end of the measurement period set forth in
     Section 6 above, any portion of the Book of Business being serviced by such terminated producer at the time of termination will be "frozen" for purposes of valuing the commissions and fees from that portion of the Book of Business for purposes of Section 6. The value of the frozen portion will equal the invoiced commissions and fees for the 12 months immediately prior to the producer's termination which are actually paid. Voluntary terminations will not result in any freezing of the value of the Book of Business serviced by the separating producer.

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14.  PAU will assume CAPAX' leasehold obligations on the Offices and related office equipment (except the Sacramento computers) as of the closing date. PAU will receive, for no additional consideration, all office equipment and furniture housed in the Offices at December 31, 1998 except for computers and related accessories located in the Sacramento office at December 31, 1998. CAPAX will deliver all transferred personal property free from all liens and encumbrances other than leasehold obligations. In the event such leases are not assumable, PAU will reimburse CAPAX for all continuing lease obligations for the transferred items.

15. The Seller will pay all fees due to John H. Jaques, Inc. as finder. Each party shall pay their own professional fees and other expenses related to this transaction.

16. The Seller will transfer all rights to the name "Sacramento Valley Insurance" at closing as part of the transaction. The Seller will cause its existing corporate subsidiary to change its name to something which does not conflict with the sold name prior to closing, will cease operating under the sold name upon closing and will cooperate with PAU to allow PAU to become licensed to sell insurance under the sold name as a "dba." PAU agrees to broker any of Seller's retained insurance business through PAU for no cost to the extent that such business must be brokered due to PAU's use of the sold name as a dba for a period of 24 months after closing.

17.  Closing is contingent upon the following:

          A. Completion of PAU's due diligence on the Book of Business to PAU's satisfaction;

          B. Receipt of applicable consents to the transaction, including, but not limited to, Boards, shareholders and landlords, as required by any participating entity;

          C. Release of all liens and other interests on or in the Book of Business held by CAPAX' banks, shareholders, producers and any other persons;

          D. Execution of a definitive agreement in form and substance satisfactory to all parties which will include, among other things, standard representations and warranties for transactions of this type;

          E. Delivery of an opinion of counsel reasonably satisfactory to PAU as to the authority of CAPAX to consummate the sale of the Book of Business, the release of liens and security interests in and on the Book of Business, CAPAX' right to redeem the Series A Preferred Stock under the California general corporation law and the due authorization of the consummation of the transactions by CAPAX, its subsidiaries and shareholders.

          F. Execution of a producer and severance agreement between PAU and Jim Chenu in form and substance mutually acceptable to both parties no later than the end of the due diligence period discussed below. In the event such

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               execution does not occur, any party may terminate its
               participation in this transaction without liability to any other party.

18. PAU agrees to conclude its due diligence within 15 working days from the date this term sheet is executed by the Seller. In the event that PAU has not satisfied all of its due diligence issues by such date, any party can terminate its participation in the transaction without any obligation to the other parties. Assuming that no party terminates after the end of the due diligence period, the transaction will close within two weeks of the end of the due diligence period. In the event that the transaction does not close by such date, any party may terminate its participation in the transaction without any obligation to the other parties. The parties also agree to finalize the material provisions of the definitive agreement by the end of the due diligence period. In the event that this has not been done by that time, any party can terminate its participation in the transaction without obligation to any other party.

19. The definitive document will contain a provision stating that disputes will be settled by binding arbitration before a panel of arbitrators, all of whom will meet minimum qualifications regarding their insurance industry experience, and will be in form and substance mutually acceptable to the parties.

In the event the foregoing is agreeable to you, with the intent to be bound hereby, subject to the foregoing conditions, please signify agreement by causing an authorized representative of the Seller to execute a duplicate of this letter in the space below and returning it to me. This document will not be binding on any party until executed by all parties.


PAN AMERICAN UNDERWRITERS, INC.          PAULA FINANCIAL

By:    /s/ James A. Nicholson            By:   /s/ James A. Nicholson
   ---------------------------              --------------------------

CAPAX MANAGEMENT AND
   INSURANCE SERVICES, on behalf
   of itself and its affiliates

By:    /s/ Joel W. Geddes
   ----------------------------

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